Exhibit 99

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply Appoints Rick Welker as Acting Chief Financial Officer

Peabody, Mass.-(BUSINESS WIRE)-January 2, 2013—Beacon Roofing Supply, Inc. (NASDAQ: BECN) (“Beacon” or the “Company”) announced the appointment of Rick Welker, Vice President & Chief Accounting Officer, as Acting Chief Financial Officer effective January 1, 2013. The Company’s former CFO, David Grace, retired on December 31, 2012, as previously reported. A nationally recognized executive recruiting firm is conducting a search for Mr. Grace’s successor.

Mr. Welker joined Beacon as Corporate Controller in July 2004, prior to the Company’s IPO, and was promoted to Vice President in February 2006 and to Chief Accounting Officer in November 2011. He is a Certified Public Accountant and a Certified Management Accountant. Prior to joining Beacon, Mr. Welker had previous public company experience and held the following executive positions: Senior Vice President-CFO & Secretary of rue21; Vice President-CFO & Treasurer of Woodworkers Warehouse; and Vice President & Controller of Bradlees Department Stores. He started his career with PricewaterhouseCoopers.

Mr. Welker holds a BSBA degree from Western New England University and was honored as the outstanding accounting major by the WNEU faculty and the Massachusetts Society of CPAs. He is part of a small percentage of people who have passed both the CPA and CMA exams in the first sitting. Mr. Welker also holds an MBA in International Business from the University of Connecticut, and while a resident of Connecticut was a member of Big Brothers and named the first recipient of the statewide Deane Avery Connecticut Public Service Award. He resides with his wife, Susan, in Plymouth, Mass., and they have three sons.

Paul Isabella, the Company’s President & Chief Executive Officer, stated: “Rick has a loyal commitment to the Company and has the experience and technical abilities to help us cover the CFO role during this transition period. Rick has played an important part in our transformation to a successful public company and with our substantial growth over the years. He has helped build a very capable Finance team, including our divisional and regional controllers across North America who assist with our acquisitions. We believe we are developing deep talent throughout our management ranks and Rick demonstrates the values of honesty, integrity and strong work ethic that are the foundation of our success.”

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, operating 229 branches in 38 states in the United States and across Canada.

SOURCE: Beacon Roofing Supply

Beacon Roofing Supply, Inc.

Paul Isabella, 571-323-3944

pmisabella@beaconroofingsupply.com

Forward-Looking Statements: This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.